Exhibit 10.1

Convertible Note Subscription Agreement

THIS CONVERTIBLE NOTE SUBSCRIPTION AGREEMENT (this “Agreement”) is made on June 4, 2021,

BETWEEN

1.	Lomotif Private Limited as the ‘Company’ (the “Company”); AND

2.	ZVV Media Partners, LLC as the ‘Investor’ (the “Investor”)

(the Company and the Investor being the “Parties” or individually a “Party”)

WHEREAS:

The Company and ZASH Global Media and Entertainment Corp., an affiliate of the Investor (the “Investor Affiliate”), entered into that certain Securities Purchase Agreement, dated as of February 23, 2021, together with other parties thereto (as amended, the “SPA”), pursuant to which the Investor Affiliate is obligated to make certain cash payments to the Company in accordance with the terms thereof.

The Company, the Investor Affiliate and the Investor are currently negotiating and finalizing a Deed of Variation to the SPA whereby, among other things, the Investor Affiliate will assign to the Investor, by way of novation, all of the Investor Affiliate’s rights and benefits pursuant to the SPA.

In connection with the SPA and in satisfaction of certain of the Investor Affiliate’s obligations thereunder, the Investor hereby makes payment of the amount set forth in Schedule 1 (the “Principal Amount”) to the Company in cash.

In consideration for the payment of the Principal Amount, the Company hereby issues this note (this “Note”) to the Investor with the right to redemption or the conditional right to acquire shares in the capital of the Company under this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	Definitions and interpretation

These terms have the following meanings.

Business Day means a day (other than a Saturday, Sunday or public holiday) on which commercial banks are open for business in Singapore.

Companies Act means the Companies Act (Chapter 50) of Singapore, as amended.

Exit Event means:

(a)	the sale of the whole, or substantially the whole, of the assets and undertaking of the Company or its subsidiaries in a single transaction or a series of related transactions;

(b)	the sale of all or substantially all the issued share capital of the Company whether in a single transaction or in a series of related transactions;

(c)	an initial public offering of Shares (or shares in the Company’s holding company) in conjunction with a listing or quotation of Shares (or shares in the Company’s holding company) on a recognised stock exchange; or

(d)	any consolidation or merger of the Company with or into any person, or any other corporate reorganization, scheme of arrangement or similar transaction involving the Company or its subsidiaries, other than any such transaction in which holders of at least a majority, by voting power, of the shares of the Company issued and outstanding immediately before such transaction continue to own at least a majority, by voting power, of the shares of the surviving company issued and outstanding immediately thereafter, or any transaction effected solely for tax purposes or to change the Company’s domicile.

Notwithstanding the foregoing an Exit Event shall not include the transactions contemplated by the SPA.

Fully Diluted means the total aggregate number of Shares in the capital of the Company which would be on issue assuming if all securities issued by the Company convertible into or exercisable for Ordinary Shares were exercised or converted, plus any Shares reserved for issuance, but not subject to outstanding options or other awards under any equity incentive or similar plan or arrangement of the Company, but excluding: (a) this Note; or (b) any other convertible notes.

Insolvency Event means the occurrence of any one or more of the following events:

(a)	a resolution is passed by the Board of Directors of the Company, or an order is made by any court of competent jurisdiction in a final, non-appealable order, for the winding up of the Company under any applicable liquidation, insolvency or bankruptcy laws;

(b)	the Company enters into an insolvency process of any kind or an arrangement with or assignment for the benefit of its creditors generally;

(c)	a receiver, receiver and manager, provisional liquidator, liquidator, administrator or other officer of the court, or other person of similar function is appointed regarding all or any material assets of the Company; or

(d)	the Company is unable to pay its debts generally as they mature.

Interest Rate has the meaning given in Schedule 1, subject to clause 2(a).

Maturity Date has the meaning given in Schedule 1, subject to clause 2(a).

Ordinary Share means an ordinary share in the capital of the Company.

Principal Amount has the meaning given in Schedule 1.

Qualified Financing Round means an equity financing of the Company occurring after the Principal Amount has been fully received by the Company at a pre-money valuation of the Company of at least US$xxx million and with total proceeds to the Company equal to at least US$xxx million for a primary issuance of shares of the Company, excluding amounts received pursuant to this Note and any other then outstanding convertible notes (unless a lesser amount is agreed by the Company).

QFR Shares means such Shares issued at the Qualified Financing Round.

Securities has the meaning given in Clause 11.2(e).

SFA has the meaning given in Clause 11.2(e).

Shareholders Agreement means the shareholders agreement between the Company and its shareholders, as amended from time to time.

Shares means a share in the capital of the Company and includes Ordinary Shares and QFR Shares.

SIAC has the meaning given in Clause 14.2.

Termination Date means the earlier of:

(a)	the issuance of any Shares to the Investor in accordance with this Agreement; or

(b)	the payment of all amounts due to the Investor in accordance with this Agreement.

Transaction means the sale and purchase of certain shares in the share capital of the Company contemplated in the SPA.

US Securities Act has the meaning given in Clause 11.2(e).

US$/USD means the legal tender currency of the United States of America.

Valuation Cap has the meaning given in Schedule 1.

Valuation Cap Price means the price per share calculated by dividing the Valuation Cap by the number of shares of the Fully Diluted share capital of the Company immediately prior to the Qualified Financing Round or, in connection with conversion pursuant to clause 5, immediately prior to giving effect to such conversion of this Note.

2.	Closing of the Transaction

(a)	In the event that the Transaction is consummated in accordance with the terms of the SPA, this Note shall no longer be convertible into any Shares, other than pursuant to clause 5. Effective immediately upon such closing, the conversion terms set out in clause 3 hereof shall automatically cease to be in effect and, instead, the following terms shall apply:

(i)	the Maturity Date shall become the seven-year anniversary date of the Closing Date (as defined in the SPA);

(ii)	the Interest Rate shall become a simple interest rate of 2.0% per annum (which at the election of the Company may be accrued and paid on the Maturity Date); and

(iii)	all other terms of this Note (except for clause 3) shall continue to be in full force and effect.

(b)	In the event that the Transaction is not consummated, this Note shall continue to be convertible into Shares in accordance with the terms set out in clause 3 hereof.

3.	Qualified Financing Round

(a)	If there is a Qualified Financing Round on or before the Maturity Date, the outstanding balance of the Principal Amount and any unpaid accrued interest thereon shall automatically convert in whole without any further action by the Investor into QFR Shares at a conversion price (the “Conversion Price”) equal to the Valuation Cap Price. The issuance of the Shares pursuant to the conversion of this Note shall be upon and subject to the same terms and conditions applicable to the QFR Shares, provided that, if the Conversion Price is less than the price per share at which the QFR Shares are issued in the Qualified Financing Round, the Company may, solely at its option, elect to convert this Note into shares of a newly created series of preference shares having the same rights, privileges, preferences and restrictions as the QFR Shares other than with respect to (if applicable): (1) the per share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which will equal the Conversion Price; and (2) the per share dividend, which will be the same percentage of the Conversion Price as applied to determine the per share dividends of the investors in the Qualified Financing Round relative to the purchase price paid by such investors.

(b)	The Company must:

(i)	Within one (1) Business Day of the issuance of the QFR Shares in accordance with clause 3(a), send to the Investor a copy of the updated electronic register of members of the Company, reflecting the name of the Investor as the registered holder of the QFR Shares; and

(ii)	within 15 Business Days after the issuance of the QFR Shares in accordance with clause 3(a), send to the Investor a certificate for the number of QFR Shares issued to the Investor.

(c)	Any such QFR Shares issued in accordance with this clause 3 shall be deemed fully-paid and free from any encumbrances, and save as otherwise provided in clause 3(a), rank pari passu with all other QFR Shares issued in the Qualified Financing Round.

(d)	In connection with any conversion of this Note into any Shares, the Investor shall surrender this Note to the Company and deliver to the Company any documentation reasonably required by the Company (including, in the case of a Qualified Financing Round, any financing documents executed by the Investor in connection with such Qualified Financing Round and, if the Investor is not already a party to the Shareholders Agreement, a duly executed deed of adherence to the Shareholders Agreement). The Company shall not be required to issue or deliver any Shares into which this Note may convert until the Investor has surrendered this Note to the Company and delivered to the Company any such documentation. Upon the conversion of this Note into Shares pursuant to the terms hereof, in lieu of any fractional shares to which the Investor would otherwise be entitled, the Company shall pay the Investor cash equal to such fraction multiplied by the price at which this Note converts.

4.	Exit Event

If there is an Exit Event while this Note remains outstanding, the Company shall repay the Investor in cash an amount equal to the sum of (i) the Principal Amount then outstanding, plus (ii) a repayment premium equal to 20% of the Principal Amount then outstanding, plus (iii) all unpaid accrued interest, and the Company shall make payment to the Investor within 10 Business Days following the closing of the Exit Event. The Company shall provide the Investor with at least 5 Business Days’ notice prior to the closing of the Exit Event. Any repayment pursuant to this clause in connection with an Exit Event shall be subject to any required tax withholdings, and may be made by the Company (or any party to such Exit Event or its agent) following the Exit Event in connection with payment procedures established in connection with such Exit Event.

5.	Maturity

In the event that this Note remains outstanding on the Maturity Date, all unpaid interest and principal shall be due and payable upon request of the Investor on or after the Maturity Date. Notwithstanding the foregoing, on or prior to the Maturity Date, the Investor may, by written notice to the Company, elect to convert the outstanding Principal Amount and any accrued interest at a conversion price equal to the Valuation Cap Price into ordinary shares of the Company; provided however, if the SPA is terminated by the Company because the Investor Affiliate (or the Investor on its behalf or as its assignee) has not been able to raise the funds required to complete the transactions contemplated by the SPA or the Investor Affiliate has otherwise breached its obligations under the SPA then the outstanding Principal Amount and any accrued interest shall automatically convert at the Maturity Date at a conversion price equal to the Valuation Cap Price into ordinary shares of the Company. Such ordinary shares issued in accordance with this clause 5 shall be deemed fully-paid and free from any encumbrances, and rank pari passu with all other ordinary shares of the Company. The Company shall not have the right to prepay all or any portion of this Note without the prior written consent of the Investor.

6.	Interest

(a)	The Interest Rate shall apply to the outstanding balance of the Principal Amount, from the date hereof and until such outstanding balance of the Principal Amount is paid in full or converted. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

(b)	If a Qualified Financing Round or an Exit Event is consummated, all interest on this Note shall be deemed to have stopped accruing as of the date of closing of the Qualified Financing Round or the Exit Event.

7.	Insolvency Event

In the event of an Insolvency Event, subject to law and subject to compliance with the Company’s constitution and Shareholders Agreement, as applicable, at the option of and upon written notice by the Investor to the Company, this Note shall accelerate and all of the outstanding Principal Amount and any unpaid accrued interest shall become due and payable immediately. Upon such acceleration, the claim of the Investor for repayment shall be:

(a)	junior to repayment in full of all indebtedness of the Company to banks or other lending institutions regularly engaged in the business of lending money (excluding venture capital, investment banking or similar institutions and their affiliates, which sometimes engage in lending activities but which are primarily engaged in investments in equity securities), unless expressly subordinated to or made on a parity with the amounts due under this Note;

(b)	on par with payments for other convertible notes and indebtedness of the Company; and

(c)	senior to payments to holders of any equity securities of the Company.

8.	Termination

This Agreement will expire and terminate on the Termination Date. Termination of this Agreement does not relieve a Party of any prior breach of this Agreement.

9.	Voting and other rights

Until Shares are issued upon conversion of this Note in accordance with this Agreement, the Investor (in its capacity as a holder of this Note) shall have no rights as a shareholder of the Company, including any voting, dividend or any related rights in connection with this Note.

10.	Information rights

The Company will be obligated to provide the Investor with unaudited quarterly financial statements within 30 days after the end of each fiscal quarter and unaudited annual financial statements with 90 days after the end of each fiscal year (unless the Company’s financial statements are audited, in which case the Company will provide the Investors the audited financial statements). In addition, the Company will provide to the Investor a quarterly summary of business activity and other information as reasonably requested by the Investor.

11.	Representations

11.1	The Company’s representations

The Company represents to the Investor that as at the date of this Agreement:

(a)	(corporate status): the Company is a corporation duly incorporated and validly existing under the law of Singapore. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business, assets, liabilities, financial condition, property or results of operation of the Company;

(b)	(corporate powers): the Company has full corporate power to perform its obligations as contemplated by this Agreement;

(c)	(corporate consents): the Company has procured any consent required for the execution and performance of this Agreement; and

(d)	(document validity): this Agreement has been executed in compliance with the Company’s constituent documents and constitutes an unconditional, valid and enforceable legal liability of the Company. The entry into and execution of this Agreement, and the performance by the Company of its obligation hereunder will not (i) result in any violation of any term of its constitution and the Shareholders Agreement, each as in effect on the date of this Agreement, (ii) be in conflict with or constitute a default under any of the foregoing and will not result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to the foregoing, or (iii) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Company or its properties is bound or subject.

11.2	Investor’s representations

The Investor represents to the Company that as at the date of this Agreement:

(a)	(corporate status): the Investor is a corporation duly incorporated and validly existing under the law of the country or jurisdiction of its incorporation or registration;

(b)	(powers): the Investor has full power to perform its obligations under this Agreement;

(c)	(consents): the Investor has procured any consent required for the execution and performance of this Agreement;

(d)	(document validity): this Agreement has been executed and constitutes an unconditional, valid and enforceable legal liability of the Investor; and

(e)	(Investor sophistication): the Investor is an “accredited investor” as such term is defined in (i) Section 4(a) of the Securities and Futures Act, (Chapter 289) of Singapore (“SFA”) and (ii) Rule 501 under the U.S. Securities Act of 1933 (the “US Securities Act”). The Investor has been advised that the offering and issuance of this Note and any Shares issuable upon conversion thereof (collectively, “Securities”) is not accompanied by a prospectus that is registered with the Monetary Authority of Singapore and, therefore, cannot be resold unless such subsequent offer is made in compliance with the SFA. The Investor is purchasing the Securities for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

12.	Notices

12.1	Form of notice

(a)	A notice must be in writing and in English.

(b)	A notice may be given on behalf of a person by a solicitor, director or company secretary of the person.

12.2	Means of giving notices

(a)	A notice may be given to a Party at their address as set out in Schedule 1;

(b)	by any of the following means:

(i)	delivering it by hand or via a commercial rapid delivery courier service; or

(ii)	sending it by email to the email address of that Party.

(c)	If a Party notifies a change of address, then notices must be to that new address.

12.3	Time notices are given

A notice is regarded as received by the addressee at the following times:

(a)	if delivered to the address of the addressee, at the time of delivery; and

(b)	if sent by email, at the time the recipient receives the email in readable form.

13.	Additional Acknowledgments and Agreements

In consideration for the payment of the Principal Amount, the Company hereby acknowledges and agrees as follows:

(a)	the Investor Affiliate’s obligation to make the Extension Payment (as defined in the SPA) has been satisfied as of the due date therefor set forth in the SPA; and

(b)	the condition for extension of the Long Stop Date to one hundred twenty (120) days from the signing date of the SPA has been satisfied as of the due date therefor set forth in the SPA, and the Long Stop Date has been so extended.

The Investor Affiliate shall be an express third party beneficiary to the acknowledgements and agreements made hereunder between the Company and the Investor, and shall have the right to enforce such acknowledgements and agreements directly to the extent it may deem such enforcement necessary or advisable to protect its rights pursuant to the SPA.

14.	General

14.1	Variation

This Agreement may only be amended or any right hereunder waived with the written consent of the Company and the Investor.

14.2	Governing Law; Dispute Resolution

This Agreement shall be governed by, and construed in accordance with, the laws of Singapore, without giving effect to any principles of the conflict of laws thereof. Any dispute, whether contractual or not, arising out of or in connection with these Note Conditions (including any question regarding its existence, validity or termination) shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC”) for the time being in force, which rules are deemed to be incorporated by reference in this Condition. The seat of the arbitration shall be Singapore. The arbitration tribunal shall consist of three (3) arbitrators, one each appointed by the Company and the Investor, respectively, and the third appointed by the President of the Court of Arbitration for the time being of the SIAC. The language of the arbitration shall be English. The arbitral award made and granted by the arbitration tribunal shall be final, binding and incontestable, may be enforced by a Party against the assets of the other Party wherever those assets are located or may be found and may be used as a basis for judgement thereon in Singapore or elsewhere.

14.3	Waiver

A waiver of a right or remedy under this Agreement must be in writing. Failure to exercise or a delay in exercising a right or remedy does not operate as a waiver.

14.4	Severability

Any term of this Agreement which is void or unenforceable is severed to the extent that it is void or unenforceable without affecting the remainder of this Agreement.

14.5	Further Assurances

The Company will, at its own expense, do all things necessary (including executing documents) to give effect to this Agreement and the matters contemplated by it. The Investor agrees and covenants that at any time and from time to time the Investor will promptly execute and deliver to the Company such further instruments and documents and take such further action as the Company may reasonably require in order to carry out the full intent and purpose of this Note and to comply with any applicable securities laws or other regulatory approvals.

14.6	Assignment

Neither Party may assign, transfer or in any other manner deal with its rights under this Agreement without the prior written agreement of the other Party. Notwithstanding the foregoing, the Investor may assign the rights (or part of the rights) under this Agreement to its related corporation (within the meaning of the Companies Act) upon written notice to the Company.

14.7	Costs and expenses

The Company and the Investor shall each bear their own costs and expenses associated with the negotiation and execution of this Agreement.

14.8	No third-party rights

Except as set forth in Clause 13, a person who is not party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act (Chapter 53B of Singapore).

14.9	Counterparts

This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, each of which, when so executed, shall be an original, but all counterparts shall together constitute one and the same document. Signatures may be exchanged by e-mail, with original signatures to follow. Each Party agrees to be bound by its own electronic signature and that it accepts the electronic signature of the other Party.

[Signature page follows]

The Parties have executed this Convertible Note Subscription Agreement as of the date first written above.

COMPANY:

Lomotif Private Limited

By: /

Name:	Paul Yang Zhiwen
Title:	Director

INVESTOR:

ZVV Media Partners, LLC

By:

Name:
Title:

Acknowledged and Agreed:

INVESTOR AFFILIATE:

ZASH Global Media and Entertainment Corp.

By:

Name:
Title:

[Signature Page to the Convertible Note]

Schedule 1